EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Reports
Third Quarter 2009 Earnings of $0.35 per share
Detroit, Michigan, October 30, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter of 2009.
Third Quarter 2009 Results
•	Third quarter sales of $409.6 million is AAM’s highest quarterly sales total in 2009

•	Net income of $19.6 million, or $0.35 per share, marks AAM’s first quarterly profit in two years

•	AAM’s quarterly results reflect the favorable impact of pension and postretirement benefit curtailment gains of $42.3 million (or $0.76 per share); these gains were partially offset by special charges and restructuring costs of $13.0 million (or $0.23 per share), primarily relating to salaried workforce reductions, capacity rationalization activities and the successful closing of a settlement and commercial agreement with GM and amendment of AAM’s Revolving Credit Facility and Term Loan agreements that position AAM to complete its restructuring outside of a bankruptcy process

•	18% year-over-year decline in total light truck production volumes as compared to the third quarter of 2008

•	Content-per-vehicle of $1,396, approximately the same as in the second quarter of 2009

•	Non-GM sales of $75.1 million, or approximately 18.3% of total net sales
AAM’s net income in the third quarter of 2009 was $19.6 million (or $0.35 per share). This compares to a net loss of $440.9 million (or $8.54 per share) in the third quarter of 2008. AAM’s third quarter of 2009 net profit is the first profitable quarterly result AAM has reported since the third quarter of 2007.
AAM’s results in the third quarter of 2009 were adversely impacted by the extended production shutdowns of with General Motors Company (GM) and Chrysler Group LLC (Chrysler). AAM estimates the reduction in sales and operating income resulting from these shutdowns to be approximately $100.6 million and approximately $29.3 million (or $0.52 per share), respectively.
In the third quarter of 2009, AAM recorded pension and postretirement benefit curtailment gains of $42.3 million (or $0.76 per share). These gains were partially offset by special charges and restructuring costs of $13.0 million (or $0.23 per share), primarily relating to salaried attrition programs, capacity rationalization activities and the successful closing of a settlement and commercial agreement with GM and amendment of AAM’s Revolving Credit Facility and Term Loan agreements that position AAM to complete its restructuring outside of a bankruptcy process.
In the third quarter of 2008, AAM recorded $398.0 million (or $7.71 per share), of special charges, asset impairments and non-recurring operating costs, primarily related to hourly and salaried attrition programs and benefit reductions (including pension and other postretirement benefit curtailments and special and contractual termination benefits), plant closures and other capacity rationalization activities.
“We believe the third quarter of 2009 marks a positive turning point for AAM,” said AAM’s Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “By finalizing new business agreements with General Motors Company and amending our senior credit agreements, we have successfully resolved the short-term liquidity concerns that were facing AAM. We have also preserved the significant value inherent in AAM’s unparalleled manufacturing and engineering expertise; product, process and systems technology; and expanding new business backlog for our many key stakeholders. With these important objectives successfully achieved and AAM’s operational restructuring now nearly complete, we can once again focus on delivering outstanding value to our customers on a daily basis, profitably growing AAM’s global businesses and continuing to diversify AAM’s customer base, product portfolio and global manufacturing and sourcing footprint.”

Net sales in the third quarter of 2009 were $409.6 million as compared to $528.1 million in the third quarter of 2008. On a sequential basis, AAM’s sales in the quarter were up 67% as compared to $245.6 million in the second quarter of 2009.
Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 18% in the third quarter of 2009 as compared to the third quarter of 2008, substantially all of which is attributable to lower customer production of mid-sized light truck programs.
Non-GM sales represented approximately 18.3% of total sales in the third quarter of 2009. On a year-to-date basis, AAM’s non-GM sales represented approximately 21.6% of total sales.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American light truck and SUV programs and Chrysler’s Heavy Duty Dodge Ram pickup trucks. For the third quarter of 2009, AAM’s content-per-vehicle was $1,396, approximately the same as the second quarter of 2009. AAM’s content-per-vehicle was $1,453 in the third quarter of 2008.
Net sales in the first three quarters of 2009 were $1.1 billion as compared to $1.6 billion in the first three quarters of 2008. AAM’s net loss in the first three quarters of 2009 was $301.7 million as compared to a net loss of $1.1 billion in the first three quarters of 2008.
AAM’s results in the first three quarters of 2009 were adversely impacted by the extended production shutdowns of GM and Chrysler. AAM estimates the reduction in sales and operating income resulting from these shutdowns to be approximately $304.3 million and approximately $95.0 million (or $1.83 per share), respectively.
AAM’s SG&A spending in the third quarter of 2009 was $44.0 million as compared to $43.0 million in the third quarter of 2008. Included in AAM’s SG&A spending in the third quarter of 2009 was $6.3 million of special charges and restructuring costs. In the third quarter of 2008, AAM recorded a $1.4 million special gain in SG&A.
AAM’s R&D spending in the third quarter of 2009 was approximately $15.1 million as compared to $21.2 million in the third quarter of 2008. On a year-to-date basis, AAM’s R&D spending for the first three quarters of 2009 was approximately $50.7 million as compared to $63.4 million in the first three quarters of 2008.
AAM defines free cash flow to be net cash provided by (or used in) operating activities and proceeds from the issuance of warrants to GM, less capital expenditures net of proceeds from the sales of equipment and dividends paid.
Net cash used in operating activities in the first three quarters of 2009 was $19.7 million as compared to $97.3 million used in operating activities during the first three quarters of 2008. In conjunction with the settlement and commercial agreement with GM, AAM received a $110 million cash payment from GM in the quarter, $79.7 million of which was recorded in operating activities and $30.3 million of which was recognized as a financing activity. For purposes of measuring free cash flow in 2009, AAM includes the entire $110 million cash payment. Capital spending and deposits for the acquisition of property and equipment, net of proceeds from the sale of equipment in the first three quarters of 2009 was $115.0 million as compared to $100.5 million in the first three quarters of 2008. Reflecting the impact of this activity, AAM’s free cash flow was a use of $104.4 million in the first three quarters of 2009. In the first three quarters of 2008, AAM’s free cash flow was a use of $215.1 million.
Included in the first three quarters of 2009 cash flow results, AAM paid $119.7 million for special charges and restructuring costs, which primarily related to hourly and salaried attrition programs and related statutory benefits.
A conference call to review AAM’s third quarter 2009 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on October 30, 2009 until 5:00 p.m. ET November 6, 2009 by dialing (800) 642-1687 from the

United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 34808987.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are forward-looking statements related to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially as a result of many factors, including but not limited to: our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM; global economic conditions; availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ (including GM and Chrysler) and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, including the Troubled Asset Relief Program or similar programs; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
# # #

For more information...

Christopher M. Son Director, Investor Relations and Corporate Communications (313) 758-4814 chris.son@aam.com	David Tworek Manager, Communications (313) 758-4883 david.tworek@aam.com
Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$409.6	$528.1	$1,057.6	$1,606.2

Cost of goods sold	321.1	906.5	1,157.1	2,499.8

Gross profit (loss)	88.5	(378.4)	(99.5)	(893.6)

Selling, general and administrative expenses	44.0	43.0	133.3	137.3

Operating income (loss)	44.5	(421.4)	(232.8)	(1,030.9)

Interest expense	(20.3)	(18.0)	(60.4)	(48.4)
Investment income	0.8	(3.7)	2.8	0.5
Other income (expense), net	0.1	(1.4)	(3.6)	0.2

Income (loss) before income taxes	25.1	(444.5)	(294.0)	(1,078.6)

Income tax expense (benefit)	5.5	(3.4)	7.8	33.8

Net income (loss)	19.6	(441.1)	(301.8)	(1,112.4)

Add: Net loss attributable to noncontrolling interest	—	0.2	0.1	0.2

Net income (loss) attributable to AAM	$19.6	$(440.9)	$(301.7)	$(1,112.2)

Diluted earnings (loss) per share	$0.35	$(8.54)	$(5.83)	$(21.55)

Diluted shares outstanding	55.8	51.6	51.8	51.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2009	2008
	(In millions)

ASSETS

Current assets
Cash and cash equivalents	$173.1	$198.8
Short-term investments	9.1	77.1
Accounts receivable, net	151.2	186.9
AAM/GM agreement receivable	—	60.0
Inventories, net	88.0	111.4
Prepaid expenses and other	60.6	61.1

Total current assets	482.0	695.3

Property, plant and equipment, net	950.3	1,064.2
GM postretirement cost sharing asset	240.9	221.2
Goodwill	147.8	147.8
Other assets and deferred charges	132.0	119.2

Total assets	$1,953.0	$2,247.7

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Current portion of long-term debt	$36.3	$—
Accounts payable	189.3	250.9
Accrued expenses and other	223.3	266.8

Total current liabilities	448.9	517.7

Long-term debt	1,142.8	1,139.9
Deferred revenue	209.3	178.2
Postretirement benefits and other long-term liabilities	891.6	847.4

Total liabilities	2,692.6	2,683.2

Stockholders’ deficit	(739.6)	(435.5)

Total liabilities and stockholders’ deficit	$1,953.0	$2,247.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)

Operating activities
Net income (loss)	$19.6	$(441.1)	$(301.8)	$(1,112.4)
Depreciation and amortization	30.3	52.6	102.8	165.2
Other	(43.2)	367.1	179.3	849.9

Net cash flow provided by (used in) operating activities	6.7	(21.4)	(19.7)	(97.3)

Purchases of property, plant & equipment	(32.4)	(35.9)	(112.0)	(102.8)
Payment of deposits for acquisition of property and equipment	(2.1)	—	(3.5)	—
Investment in joint venture	—	—	(10.2)	—
Proceeds from sales of assets	—	—	0.5	2.3
Redemption (reclass) of short-term investments	2.0	(117.2)	68.0	(117.2)

Net cash flow used in investing activities	(32.5)	(153.1)	(57.2)	(217.7)

Net increase in debt	(90.8)	435.0	32.8	442.9
Debt issuance costs	(15.5)	—	(18.2)	—
Repurchase of treasury stock	(0.2)	—	(0.3)	(0.1)
Employee stock option exercises, including tax benefit	1.0	—	1.0	0.9
Proceeds from the issuance of warrants to GM	30.3	—	30.3	—
Dividends paid	—	(1.1)	—	(17.3)

Net cash flow provided by (used in) financing activities	(75.2)	433.9	45.6	426.4

Effect of exchange rate changes on cash	1.7	(1.3)	5.6	(0.8)

Net increase (decrease) in cash and cash equivalents	(99.3)	258.1	(25.7)	110.6

Cash and cash equivalents at beginning of period	272.4	196.1	198.8	343.6

Cash and cash equivalents at end of period	$173.1	$454.2	$173.1	$454.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)

Net income (loss)	$19.6	$(440.9)	$(301.7)	$(1,112.2)
Interest expense	20.3	18.0	60.4	48.4
Income taxes	5.5	(3.4)	7.8	33.8
Depreciation and amortization	30.3	52.6	102.8	165.2

EBITDA	$75.7	$(373.7)	$(130.7)	$(864.8)

Net debt(b) to capital

	September 30,	December 31,
	2009	2008
	(In millions, except percentages)

Total debt	$1,179.1	$1,139.9
Less: cash and cash equivalents	173.1	198.8

Net debt at end of period	1,006.0	941.1

Stockholders’ deficit	(739.6)	(435.5)

Total invested capital at end of period	$266.4	$505.6

Net debt to capital(c)	377.6%	186.1%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)

Net cash provided by (used in) operating activities	$6.7	$(21.4)	$(19.7)	$(97.3)
Add: Proceeds from the issuance of warrants to GM	30.3	—	30.3	—
Less: Purchases of property, plant & equipment and proceeds from sale of equipment	(32.4)	(35.9)	(111.5)	(100.5)
Payment of deposits for acquisition of property and equipment	(2.1)	—	(3.5)	—

Net operating cash flow	2.5	(57.3)	(104.4)	(197.8)

Less: dividends paid	—	(1.1)	—	(17.3)

Free cash flow	$2.5	$(58.4)	$(104.4)	$(215.1)

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by (used in) operating activities and proceeds from the issuance of warrants to GM, less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.